Exhibit 99.1
Heritage Distilling Appoints Matt Swann to Board of Directors

Proven Technology Executive to Lead Board’s Newly-Formed Technology and Cryptocurrency Committee

GIG HARBOR, Wash., January 7, 2025 – Heritage Distilling Holding Company, Inc. (NASDAQ: CASK) ("HDC" or “Heritage” or the “Company"), a leading craft distiller of innovative premium brands, announced today the appointment of Matt Swann to its Board of Directors, effective January 6, 2025. Mr. Swann is a seasoned technology, fintech and digital payments executive who brings to Heritage and the Board over 28 years of related experience, including a proven track record in product development and successful implementation of innovative solutions that drive growth and improve customer experiences. He will also serve as Chairman of the newly formed Technology and Cryptocurrency Committee of the Board.

Justin Stiefel, Chief Executive Officer of HDC, commented, “We are delighted to have Matt join Heritage’s Board. He brings deep technology experience spanning e-commerce, fintech, international and digital currencies, product management, AI and data analytics. This expertise will be invaluable to Heritage as we continue to execute on our growth initiatives, expand our product offerings and broaden our distribution, with an emphasis on leveraging technology to deliver our innovative spirits to customers across the country via our e-commerce/Direct to Consumer channel and the traditional wholesale distribution system.”

Mr. Swann is a strategic advisor and technology consultant with decades of experience, specializing in cloud computing, fintech and digital payments and technology transformation. Previously, he served as Chief Technology Officer (CTO) at NuBank, where he drove innovation, growth and strategy across product and platform development. Prior to NuBank, he spent nearly a decade as vice president at Amazon, establishing and overseeing all internal and global digital payment platforms. He also served as CTO for Booking.com and Stubhub, and as Chief Information Officer for Citibank’s Global Consumer Bank, Cards, Payments and Digital divisions. Currently, Mr. Swann serves as a Director at Payfare Inc. (TSX: PAY), where he supports digital innovation and transformation strategies. He also serves as a non-executive Director at Thredd Payments, a London-based fintech firm. Mr. Swann received a Bachelor of Science degree in Computer Information Systems from Arizona State University.

As Chair of the Technology and Cryptocurrency Committee, Mr. Swann will lead the committee’s review of corporate policies, standards and solutions related to technology and cryptocurrency, provide insight on the state of the art to create digital pathways for growth, evaluate ways to implement AI into the Company’s processes and oversee its protocol for handling cryptocurrency, with an initial emphasis on Bitcoin. Along with the addition of Mr. Swann to the Board, the Board also adopted a formal Bitcoin Treasury Position Statement and guidance to the committee to prepare a formal Bitcoin Treasury Policy for adoption with the expectation that such a policy will detail how the Company will accept, hold, store and work with Bitcoin initially as its preferred cryptocurrency of choice.

Mr. Swann added, “I am thrilled to join Heritage’s Board and to work with the management team to explore opportunities to leverage technology and related assets for the benefit of the Company’s customers and shareholders. I look forward to providing guidance and contributing to Heritage’s growth as it continues to build upon its position as a leading, award-winning craft distiller committed to positively impacting the communities it serves.”

The appointment of Mr. Swann follows two other recent additions to Heritage’s Board of Directors: Troy Alstead, former Chief Operations Officer at Starbucks and current Director at Harley-Davidson, Inc., Levi Strauss & Co., Array Technologies Inc., OYO Global and RASA Indian Grill; and Andrew Varga, former Chief Marketing Officer at Brown-Foreman Corporation, Papa John’s International and president of Zimmerman Advertising. The Company also recently appointed Michael P. Carrosino as its Chief Financial Officer.

About Heritage Distilling Company, Inc.

Heritage is among the premier independent craft distilleries in the United States offering a variety of whiskeys, vodkas, gins, rums and ready-to-drink canned cocktails. Heritage has been the most awarded craft distillery in North America by the American Distilling Institute for ten years in a row out of the more than 2,600 craft producers, plus numerous other Best of Class, Double Gold, and Gold medals from multiple national and international spirits competitions. It is one of the largest craft spirits producers on the West Coast based on revenues and is developing a national reach in the U.S. through traditional sales channels (wholesale, on-premises, and e-commerce) and its unique and recently-developed Tribal Beverage Network (“TBN”) sales channel. The TBN is collaborating with Native American tribes to develop Heritage-branded distilleries, brands, and tasting rooms and to develop brands unique to the tribes, to serve patrons of tribal casinos and entertainment venues, creating compelling social and economic benefits for participating tribal communities while allowing the tribes another channel through which to exercise tribal sovereignty.

Forward-Looking Statements

This press release contains forward-looking statements, including statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as "aims," "anticipates," "believes," "could," "estimates," "expects," "forecasts," "goal," "intends," "may," "plans," "possible," "potential," "seeks," "will," and variations of these words or similar expressions that are intended to identify forward-looking statements. Any such statements in this press release that are not statements of historical fact may be deemed to be forward-looking statements. These forward-looking statements include, without limitation, statements regarding anticipated results or benefits anticipated from Heritage’s executive appointments.

Any forward-looking statements in this press release are based on Heritage’s current expectations, estimates and projections only as of the date of this release and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the risks of expanding sales and revenue due to the addition of new members of the executive team or new directors to the board, along with the adoption of a Bitcoin Treasury Position Statement, an anticipated formal Bitcoin Treasury Policy and any new or anticipated business development that would be expected to result therefrom. These and other risks concerning Heritage’s programs and operations are described in additional detail in its registration statement on Form S-1, and its quarterly 10-Q filings, which are on file with the SEC. Heritage explicitly disclaims any obligation to update any forward-looking statements except to the extent required by law.

Contacts:

Investors Scott Eckstein heritage@ksca.com (212) 896 1210	Media Anne Donohoe heritage@ksca.com (732) 620 0033

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